FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 20, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Selects Two New Exploratory Wells for 2012

Salt Lake City, May 20, 2012 – FX Energy, Inc. (NASDAQ: FXEN) today announced it has added two new exploratory wells to those already scheduled for drilling in 2012.  The new wells, Tuchola-3 and Frankowo, will test prospects in two of the Company’s 100%-owned concessions in Poland.  These wells will enable the Company to increase the momentum of its most active drilling year to date.  The new wells will fit within the previously reported $60 to $70 million capital budget.  The Company expects to fund its full capital budget from existing cash and liquidity resources.

The Frankowo well is located in FX’s 100% held Block 246 concession in west central Poland.  Rotliegend gas at approximately 2200 meters will be the prospective target for this well.  Though an exploratory or “wildcat” well, the Company has a history of successfully pursuing Rotliegend production in Poland.  Total costs for this well are expected to be around $6 million.

The Tuchola-3 well is in the Company’s 100% held Edge concession in north central Poland.  Permian gas at approximately 2100 meters and Devonian oil at possibly 3150 meters will be the Tuchola-3 targets.  Like the Frankowo well, the Tuchola-3 is also a wildcat well.  Costs for the Tuchola-3 well are expected to total around $10 million.  Both wells are expected to start drilling in the third quarter and test before year-end 2012.

The two new wells are in addition to the Kutno-2 and Komorze-3 wells already drilling in Poland, and the Mieczewo, Lisewo-2 and Lisewo-SE wells expected to start drilling in the second half of the year.

“A successful test at Kutno, Tuchola-3 or Frankowo when fully developed could add materially to our oil and gas reserves and production potential in Poland,” said Zbigniew Tatys, the head of operations for FX Energy in Poland.  “Perhaps equally important, success in any of these new areas would support our belief that Poland has considerable undiscovered hydrocarbon potential and can reward serious exploration effort.”

Frankowo well to test potentially significant Rotliegend gas target

All of the Company’s current Polish gas production comes from prolific Rotliegend sands in the 49% owned Fences concession.  Immediately southwest of the Fences concession, the Company holds 100% interest in the 240,000 acre Block 246 concession.  The Frankowo well targets gas potential in Rotliegend sands in Block 246 at the relatively shallow depth of 2200 meters.  The immediate target has potential for up to approximately 50 Bcf of recoverable gas on full development (unrisked).  Moreover, a successful test could be indicative of gas charged Rotliegend potential over a larger area in Block 246.

Tuchola-3 well targets Devonian oil along with lower risk Zechstein gas

The primary target of the Tuchola-3 well is gas in the lower Permian Zechstein Ca2.  The well targets a structure at approximately 2100 meters.  The Zechstein structure has potential for up to 90 Bcf of recoverable gas on full development (unrisked).  After examining the Zechstein, plans call for the Tuchola well to be deviated and deepened to approximately 3150 meters where the target is oil in a Devonian structure.  The Company has identified a number of Zechstein and Devonian leads in its 100% held Edge concession area, which covers approximately 880,000 gross and net acres.

Previously reported operations proceeding

The Kutno-2 well, a major wildcat well for the Company, is now drilling below 4700 meters toward a total depth of approximately 6450 meters.  The next casing string is planned to be set at the top Zechstein at approximately 5250 meters.  Kutno-2 targets a massive Rotliegend structure.  Unknown reservoir and gas quality, along with depth, make this a very high risk well.  Total costs to the Company for this well are expected to be approximately $10 million.  The Polish Oil and Gas Company (“PGNiG”) will earn a 50% interest in the Kutno concession in connection with its participation in the Kutno-2 well.

The Komorze-3 well is drilling below 2800 meters toward a total depth of approximately 4075 meters and a true vertical depth of 3878 meters.  Komorze-3 targets a small satellite structure located less than 3 kilometers from the Company’s 2011 Lisewo-1 Rotliegend gas discovery well.  PGNiG is the operator of the well and holds 51% interest; the Company holds 49% interest.

Drillsite construction tenders are in process for the Mieczewo well, and contractor selection is expected by the end of May.  The Mieczewo well is expected to start drilling in the third quarter.  PGNiG is the operator of the well and holds 51% interest; the Company holds 49% interest.

Tenders have been opened for fracture stimulation and workover services on the Plawce-2 well.  The final contract should be signed in early June.  PGNiG is the operator of the well and holds 51% interest; the Company holds 49% interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.